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                                  EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.


FIRST: The name of the Corporation is Objective Systems Integrators, Inc. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Five Million (105,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

                The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

                The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the
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                qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:          The name and mailing address of the incorporator are as follows:

                Philip N. Cardman
                Objective Systems Integrators, Inc.
                100 Blue Ravine Road
                Folsom, California  95630

SIXTH:          The Corporation is to have perpetual existence.

SEVENTH: The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

EIGHTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ELEVENTH:       At the election of directors of the Corporation, each holder of stock or of any class or series of stock shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected and may cast all such votes for any director or for any two or more of them as such stockholder may see fit.

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TWELFTH:        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

     The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.


Dated:  October 9, 1996         /s/ Carmine J. Broccole
                                ------------------------------------------
                                    Carmine J. Broccole
                                    Incorporator

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                 CERTIFICATE OF CORRECTION FILED TO CORRECT
                           A CERTAIN ERROR IN THE
                       CERTIFICATE OF INCORPORATION OF
                     OBJECTIVE SYSTEMS INTEGRATORS, INC.
                FILED IN THE OFFICE OF THE SECRETARY OF STATE
                       OF DELAWARE ON OCTOBER 9, 1996


          OBJECTIVE SYSTEMS INTEGRATORS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          1.  The name of the corporation is Objective Systems Integrators, Inc.

          2. That a Certificate of Incorporation was filed by the Secretary of State of Delaware on October 9, 1996 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

          3. The inaccuracy or defect of said Certificate to be corrected is as follows: Name and address of incorporator have been misstated.

          4.  Article Fifth of the Certificate is corrected to read as follows:


          "FIFTH: The name and mailing address of the incorporator are as follows:

                   Carmine J. Broccole
                   Wilson Sonsini Goodrich & Rosati
                   650 Page Mill Road
                   Palo Alto, California  94304"

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Carmine J. Broccole, its Incorporator, this 10th day of October, 1996.


                              OBJECTIVE SYSTEMS INTEGRATORS, INC.


                              /s/ Carmine J. Broccole
                              -----------------------
                              Carmine J. Broccole
                              Incorporator

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